VALENCE TECHNOLOGY, INC.
                                301 CONESTOGA WAY
                             HENDERSON, NEVADA 89015
                                  -------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 26, 2001

TO THE STOCKHOLDERS OF VALENCE TECHNOLOGY, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Valence Technology, Inc., a Delaware corporation (the "COMPANY"), will be held on Monday, March 26, 2001, at 3:00 p.m. local time at the Company's offices located at 301 Conestoga Way, Henderson, Nevada 89015, for the following purposes:

    1. To elect directors to hold office until the next Annual Meeting of Stockholders and until their successors are elected.

    2. To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for its fiscal year ending March 31, 2001.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on February 1, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                            By Order of the Board of Directors


                                            /S/ JAY L. KING
                                            ----------------------------------
                                            Jay L. King
                                            ASSISTANT SECRETARY
Henderson, Nevada
March 5, 2001


--------------------------------------------------------------------------------
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
--------------------------------------------------------------------------------

                            VALENCE TECHNOLOGY, INC.
                                301 CONESTOGA WAY
                             HENDERSON, NEVADA 89015
                                -----------------

                                 PROXY STATEMENT

            INFORMATION CONCERNING SOLICITATION AND VOTING GENERALLY

    The enclosed proxy is solicited on behalf of the Board of Directors of Valence Technology, Inc., a Delaware corporation (the "COMPANY"), for use at the annual meeting of Stockholders to be held on Monday, March 26, 2001, at 3:00 p.m. local time (the "ANNUAL MEETING"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 301 Conestoga Way, Henderson, Nevada 89015. The Company intends to mail this proxy statement and accompanying proxy card on or about March 5, 2001, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company, or at the Company's request, Corporate Investor Communications, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services, but Corporate Investor Communications, Inc. will be paid its customary fee, estimated to be about $5,000, if it renders such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of common stock at the close of business on February 1, 2001, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on February 1, 2001, the Company had outstanding and entitled to vote 40,928,557 shares of common stock, held of record by 608 persons.

    Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    The required quorum for the meeting, which must be represented in person or proxy, is a majority of the outstanding shares of Common Stock. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive offices, 301 Conestoga Way, Henderson, Nevada 89015, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8, "Shareholder Proposals," of the Securities and Exchange Commission, or for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy, is October 24, 2001, unless the 2001 annual meeting of stockholders is held more than 30 days from March 26, 2002, in which case such stockholder proposals or nominations must be received within a reasonable period of time before the Company solicits proxies for the 2001 annual meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

    There are four nominees for the five Board positions presently authorized in the Company's Bylaws. There is one vacant seat on the Board. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company having previously been elected by the stockholders.

    Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

          MANAGEMENT RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

The names of the nominees and certain information about them are set forth below:

NAME                                    AGE      POSITION HELD WITH THE COMPANY
Lev M. Dawson ......................    62     Chairman of the Board, President,
                                               Chief Executive Officer and Director
Carl E. Berg (1)(2).................    63     Director
Bert C. Roberts, Jr. (1)............    58     Director
Alan F. Shugart (1)(2)..............    70     Director

-------------------

(1)   Member of the Audit Committee.

(2)   Member of the Compensation Committee.

Mr. Dawson rejoined the Company in December 1997 as Chairman of the Board, Chief Executive Officer and President. Mr. Dawson, a founder of the Company, served as Chairman of the Board and Chief Executive Officer from its founding in March 1989 until April 1993. Mr. Dawson also served as President from March 1989 until June 1991. From May 1993 to December 1997, Mr. Dawson was involved in private family companies. From January 1988 to March 1989, Mr. Dawson devoted significant time to the organization of the Company. From May 1978 through January 1988, Mr. Dawson was President, Chairman, and Chief Executive Officer of Robinton Products, Inc., a company which manufactured solid-state meters and data retrieval systems for the electric utility industry. Mr. Dawson holds a B.S.E.E. degree in Electrical Engineering from the University of Southwestern Louisiana.

Mr. Berg helped found the Company and has served on the Board of Directors since September 1991. For more than the past five years, Mr. Berg has been a major Silicon Valley industrial real estate developer and a private venture capital investor. Mr. Berg also serves as a director of Integrated Device Technology, Inc., Videonics, Inc., and Systems Integrated Research. Mr. Berg holds a B.A. in Business Administration from the University of New Mexico.

Mr. Roberts rejoined the Company as a director in November 1998. Mr. Roberts is Chairman of Worldcom, Inc., a communications company. He was named Chairman and CEO of MCI in 1992, after serving as President and Chief Operating Officer since 1985. Additionally, Mr. Roberts serves on the boards of News Corporation, Ltd., Johns Hopkins University, CaPCURE, and Championship Auto Racing Teams, Inc. Mr. Roberts holds a B.S. in Engineering from Johns Hopkins University.

Mr. Shugart joined the Company as a director in March 1992. Mr. Shugart was the Chief Executive Officer and a director of Seagate Technology, Inc. since its inception in 1979 until July 1998. Mr. Shugart also served as Seagate's President from 1979 to 1983 and from September 1991 to July 1998. Additionally, Mr. Shugart served as Chairman of the Board of Seagate from 1979 until September 1991, and from October 1992 to July 1998. Mr. Shugart currently serves as a director of Sandisk Corporation, Inktomi Corporation and Cypress Semiconductor Corporation. Mr. Shugart holds a B.S. in Engineering - Physics from the University of Redlands.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended March 31, 2000, the Board of Directors held two meetings. In fiscal 2000, the Board of Directors acted twenty-two times by unanimous written consent. The Board has an Audit Committee and a Compensation Committee. The Board at large serves as the Nominating Committee.

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements. It recommends the independent public accountants to the Board and receives and considers the accountants' comments concerning controls, the adequacy of the Company's staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met one time during the 2000 fiscal year. It currently is composed of Messrs. Berg, Roberts, and Shugart, the Company's three non-employee directors.

    The Compensation Committee's responsibilities include making recommendations concerning salaries and incentive compensation, awarding stock options to employees and consultants under the Company's stock option plans and otherwise determining compensation levels. The Compensation Committee also performs other functions regarding compensation that the Board delegates to it. The Compensation Committee is composed of Messrs. Berg and Shugart, two of the Company's three non-employee directors. It did not meet during the 2000 fiscal year, but acted eight times by unanimous written consent during the 2000 fiscal year.

    Each Board member attended 75% or more of the meetings of the Board, and of each committee on which he served, during the 2000 fiscal year.

                                   PROPOSAL 2

           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending March 31, 2001, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited the Company's financial statements at March 31, 2000 and for the fiscal year then ended. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

    THE BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's common stock as of December 31, 2000 by: (i) each director;
(ii) each of the executive officers in the Summary Compensation table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent (5%) of its common stock.

                                                              BENEFICIAL OWNERSHIP(1)
                                                             -------------------------
                                                             NUMBER OF      PERCENT OF
BENEFICIAL OWNER                                              SHARES           TOTAL
----------------------------------------------------------   -----------    ----------
Carl E. Berg (2)                                              4,493,408       10.99%
10050 Bandley Drive, Cupertino, CA 95014..................

Science Applications International Corporation (3)
10260 Campus Point Drive
San Diego, CA 92121.......................................    4,095,000        10.02

Capital Group International, Inc. (4)
11100 Santa Monica Blvd.
Los Angeles, CA 90025.....................................    2,133,330        5.22

Lev M. Dawson (5)
301 Conestoga Way, Henderson, NV 89015....................    2,116,872        5.18

Alan F. Shugart (6).......................................      412,317        1.01

R. Joseph Horning (7).....................................      144,874          *

Bert C. Roberts, Jr. (8)..................................      171,000          *

Roy A. Wright (7) ........................................      212,500          *

Jay L. King (7) ..........................................      112,502          *

William Battison (9) .....................................       75,000          *

All directors and executive officers as a group
(9 persons) (10)..........................................    7,738,473       18.93%

All beneficial owners of more than 5% of the
Company's Common Stock....................................    6,228,330       15.23%
---------------------

*    Less than one percent (1%)

    (1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 40,881,899 shares of common stock outstanding on December 31, 2000, adjusted as required by rules promulgated by the Commission.

    (2) Includes 150,000 shares held by Mr. Berg; 186,180 shares issuable upon exercise of options held by Mr. Berg that are exercisable within 60 days of December 31, 2000; 3,083,297 shares held by West Coast Venture Capital, LTD, of which Mr. Berg is the general partner; 409,900 shares and 594,031 shares issuable upon exercise of warrants held by Berg & Berg Enterprises, LLC, of which Mr. Berg is the Managing Member; and 70,000 shares held by Berg & Berg Profit Sharing Plan U/A 1/1/80 FBO Carl E. Berg Basic Transfer, of which Mr. Berg is the Trustee.


                                     Page 6


    (3) Based on information contained in a Schedule 13G dated December 29, 2000. Of the 4,095,000 shares of Common Stock stated above, 3,000,000 shares are beneficially owned by Telcordia Technologies, Inc. ("Telcordia"), a wholly owned subsidiary of Science Applications International Corporation ("SAIC"), and 1,095,000 shares are beneficially owned by Telcordia's wholly-owned subsidiary Telcordia Venture Capital Corporation ("TVCC"). As the parent corporation of Telcordia and TVCC, SAIC is deemed to be a beneficial owner of the 4,095,000 shares of Common Stock.

    (4) Based on information contained in a Schedule 13G dated February 14, 2000. Capital Group International, Inc. is the parent holding company of a group of investment management companies that hold investment power and voting power over these shares. Capital Guardian Trust Company, a wholly-owned subsidiary of Capital Group International, Inc. and a bank as defined in Section 3(a)6 of the Act, is deemed to be the beneficial owner of the 2,133,330 shares of Common Stock as a result of its serving as the investment manager of various institutional accounts.

    (5) Includes 1,933,144 shares held by Mr. Dawson, of which 1,803,144 shares are pledged to the Company as collateral for certain promissory notes, and 183,728 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2000.

    (6) Includes 202,000 shares held by Mr. Shugart and 210,317 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2000.

    (7) All shares are issuable upon exercise of options that are exercisable within 60 days of December 31, 2000.

    (8) Includes 80,000 shares held by Mr. Roberts, 1,000 shares held by his spouse and 90,000 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2000.

    (9) All shares were issuable upon exercise of options that were exercisable within 3 months of May 1, 2000, the date on which Mr. Battison was no longer employed by the Company. Mr. Battison resigned from the Company on May 1, 2000.

   (10) Includes 1,140,101 shares issuable upon exercise of options that are exercisable within 60 days of December 31, 2000.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2000, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's non-employee directors receive no cash compensation, but are eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy. Directors who are employees of the Company do not receive separate compensation for their services as directors, but are eligible to receive stock options under the Company's 1990 Stock Option Plan.

    Each non-employee director of the Company also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan (the "DIRECTORS' PLAN"). Only non-employee directors of the Company or an affiliate of such directors (as defined in the Internal Revenue Code) are eligible to receive options under the Directors' Plan. The plan provides that new directors will receive an initial stock option of 100,000 shares of common stock upon election to the Board. The exercise price for this initial option will be the fair market value on the day it is granted. This initial option will vest one-fifth on the first and second anniversaries of the grant of the option, and quarterly over the next three years. On each anniversary of the director's election to the Board, the director will receive an annual stock option in the amount of 100,000 shares less the total amount of unvested shares remaining in the initial option and any annual options previously granted. The exercise price for this new option will be the fair market value on the day it is granted. This annual option will vest quarterly over a three year period. A director who had been granted an option prior to the adoption of the Directors' Plan will start receiving annual grants on the anniversary date of that director's prior grant. A director who had not received an option upon becoming a director will receive an initial stock option of 100,000 shares on the date of the adoption of the plan, and then receive annual options on the anniversary dates of that grant.

    During the last fiscal year, the Company granted options covering 47,408 shares to Carl E. Berg, at an exercise price per share of $34.63 and 48,400 shares to Alan F. Shugart, at an exercise price per share of $31.66, both non-employee directors of the Company, under the Directors' Plan. The fair market value of such Common Stock on the dates of grant was $34.63 and $31.66 respectively, per share (based on the closing sales price reported in The Nasdaq National Market for the date of grant). As of December 31, 2000, no options had been exercised under the Directors' Plan.

COMPENSATION OF EXECUTIVES

    Executive officers are eligible to receive stock options under the 1990
Plan.

    In June 1996, the Compensation Committee of the Board passed a resolution which provides for the automatic granting of stock options to the officers of the Company. According to this resolution, each quarter, each officer receives a grant of options under the 1990 plan in an amount necessary to keep the amount of unvested options held by that officer at a predetermined level. These levels are 360,000 shares for the CEO, 180,000 shares for an executive vice president, and 120,000 shares for a vice president. The resolution was effective when passed, and the Company's officers have been receiving such grants since that time. The resolution further provided that in the event the Company ever grants a bonus to any officer, that one half of any such bonus would be held by the Company for use by the officer only for exercising his or her stock options. As of March 31, 2000, no bonuses have been granted to any officer.

    The following table shows for the fiscal years ended March 31, 2000, March 28, 1999, and March 29, 1998, certain compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other four most highly compensated executive officers at March 31, 2000 (the "NAMED EXECUTIVE OFFICERS"):

                           SUMMARY COMPENSATION TABLE
                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                     ANNUAL COMPENSATION    OTHER         AWARDS
                                                     -------------------    ANNUAL    ---------------  ALL OTHER
                                                                            COMPEN-      OPTIONS        COMPEN-
    NAME AND PRINCIPAL POSITION       FISCAL YEAR    SALARY($)  BONUS($)   SATION($)       (#)         SATION($)
------------------------------------  -----------    ---------  --------   ---------  ---------------  ---------
Lev M. Dawson.......................     2000         293,240       -         -              384,270        -
Chairman of the Board, Chief             1999         274,208       -         -                -           31(1)
Executive Officer and President          1998          82,923       -         -            1,000,000    9,762(2)

Roy A. Wright.......................     2000         260,871       -         -              150,000        -
Senior Vice President,                   1999          28,846       -         -              275,000        -
Business & Corporate Development         1998               -       -         -                             -

R. Joseph Horning...................     2000         174,621       -         -               59,004        -
Vice President, Engineering &            1999         156,872       -         -               52,818        -
Standards                                1998         145,600       -         -               44,762       42(1)

William J. Battison III.............     2000         166,376       -         -              150,000        -
Senior Vice President, Marketing         1999               -       -         -              200,000        -
and Business Development (3)             1998               -       -         -                    -        -

Jay L. King.........................     2000         152,370       -         -               50,000        -
Vice President and Chief Financial       1999               -       -         -              200,000        -
Officer                                  1998               -       -         -                    -        -

---------------

(1) These amounts consist of patent award payments. Patent awards are granted to employees of the Company for inventions made by employees for which they have submitted invention disclosures to the Company, for which the Company has filed a patent application with the United States Patent and Trademark Office, or for which a patent has been issued by the United States Patent and Trademark Office.

(2)  Relocation expenses paid by the Company.

(3)  Effective May 1, 2000, Mr. Battison was no longer employed by the Company.

STOCK OPTION GRANTS AND EXERCISES

    The following table shows for the fiscal year ended March 31, 2000, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers:


                           OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                            ----------------------------------------------------      AT ASSUMED ANNUAL RATES
                                        PERCENT OF TOTAL                            OF STOCK PRICE APPRECIATION
                            OPTIONS     OPTIONS GRANTED    EXERCISE                     FOR OPTION TERM (3)
                            GRANTED     TO EMPLOYEES IN     PRICE     EXPIRATION    ---------------------------
          NAME              (#) (1)     FISCAL YEAR (2)     ($/SH)       DATE         5% ($)         10% ($)
-----------------------     -------     ---------------    --------   ----------    -----------     -----------

Lev M. Dawson                26,626          2.26%           7.25      03/29/09        121,401          307,654
                            166,687         14.17%           7.19      06/28/09        753,455        1,909,404
                            168,352         14.31%           5.00      09/27/09        529,378        1,341,549
                             22,605          1.92%          21.59      12/27/09        306,980          777,984

Roy A. Wright               150,000         12.75%           4.38      09/01/09        412,712        1,045,893

R. Joseph Horning            16,096          1.37%           7.25      03/29/09         73,389          185,983
                             15,587          1.32%           7.19      06/28/09         70,456          178,549
                             15,101          1.28%           5.00      09/27/09         47,485          120,336
                             12,220          1.04%          21.59      12/27/09        165,950          420,550

William J. Battison III     150,000         12.75%           4.38      09/01/09        412,712        1,045,893
(4)

Jay L. King                  50,000          4.25%           4.38      09/01/09        137,571          348,631

----------------------------

(1) Options granted in fiscal 2000 generally vest over three years, with 1/12 of the shares vesting each quarter and with full vesting occurring on the third anniversary date. Options granted to Mr. Dawson and Mr. Horning in fiscal 2000 vest over four years, with 1/16 of the shares vesting each quarter and with full vesting occurring on the fourth anniversary date.

(2) Based on an aggregate of 1,176,502 options granted to employees, including the Named Executive Officers, in fiscal year 2000.

(3) The potential realizable value is calculated based on the term of the option at its time of grant, 10 years, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4)  Effective May 1, 2000, Mr. Battison was no longer employed by the Company.

    The following table shows the number and value of the unexercised options held by each of the Named Executive Officers on March 31, 2000:

                         AGGREGATED OPTION EXERCISES IN
                   LAST FISCAL YEAR, AND FY-END OPTION VALUES

                                                           NUMBER OF              VALUE OF UNEXERCISED
                           SHARES                     UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                        ACQUIRED ON    VALUE           AT FY-END (#)               AT FY-END ($) (1)
                          EXERCISE   REALIZED  ------------------------------ ---------------------------
NAME                        (#)         ($)    EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------  -----------  --------  ------------   -------------   -----------   -------------
Lev M. Dawson.........       0           0          99,875          323,901     1,744,665      5,229,160
Roy A. Wright.........       0           0         112,500          312,500     1,939,844      5,527,344
R. Joseph Horning.....       0           0         156,745          100,281     2,879,887      1,581,398
William J. Battison(2)       0           0          75,000          275,000     1,332,813      4,957,812
Jay L. King...........       0           0          58,334          191,666     1,008,346      3,344,779

-------------

(1) Based on the fair market value of the Company's Common Stock as of March 31, 2000 ($23.5625) minus the exercise price of the options multiplied by the number of shares underlying the option.

(2) Effective May 1, 2000, Mr. Battison was no longer employed by the Company.


EMPLOYMENT AGREEMENTS

    Pursuant to action taken by the Board in January 1998, the Company entered into an employment arrangement with Lev M. Dawson pursuant to which the Company retained Mr. Dawson as its Chairman of the Board, Chief Executive Officer and President at an annual salary of $280,000, effective January 1, 1998. The Company granted Mr. Dawson an option to purchase 1,000,000 shares of common stock at an exercise price of $5.0625 per share, vesting over a period of eighteen months. The Company agreed to pay Mr. Dawson's relocation expenses.

COMPENSATION COMMITTEE REPORT (1)

    The Compensation Committee of the Board of Directors (the "COMMITTEE") consists of Messrs. Berg and Shugart, neither of whom is currently an employee or an officer of the Company. It is the responsibility of the Committee to establish and administer the Company's policies governing employee compensation and to administer the Company's employee benefits plans, including the Company's 1990 Stock Option Plan and the 1997 Non-Officer Employee Stock Option Plan, as amended (the "PLANS"). The Committee evaluates the performance of management, determines compensation policies and levels, and makes decisions concerning salaries and incentive compensation.







-------------------
(1) The material in this report is not "soliciting material," is not deemed to be filed with the Securities and Exchange Commission ("SEC") and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended whether made before the date hereof and irrespective of any general incorporation in any such filing.

    The Company's executive compensation program is designed to attract and retain executives capable of leading the Company in its pursuit of its business objectives and to motivate them in order to enhance long-term stockholder value. Long-term equity compensation also is used to harmonize the interests of management and stockholders. The main elements of the program are competitive pay and equity incentives. Annual compensation for the Company's executive officers historically consists of two elements: cash salary and stock options. The Company does not have a management bonus plan; however, it is expected that as the Company moves from being primarily involved in research and development to being a manufacturing company, the Committee will recommend the institution of a bonus plan as well.

    The Committee considers a variety of individual and corporate factors in assessing the Company's executive officers and making informed compensation decisions. These factors include each officer's contributions to the Company, the compensation paid by comparable companies to employees in similar situations, and, most importantly, the progress of the Company towards its long-term business objectives. When determining compensation for executive officers, the Committee looks to the following measures in evaluating the Company's progress: (i) the acquisition and management of capital to allow the Company to complete development and ultimately realize significant revenues,
(ii) the recruitment and retention of officers and other important personnel,
(iii) the progress of the Company's product development program, and (iv) the evolution of manufacturing capability. The factors that are used by the Committee in evaluating the compensation of the Chief Executive Officer are no different from those that are used to evaluate the compensation of other executives.

    During the fiscal year 2000, the Committee provided stock option grants to the executive officers of the Company pursuant to the Plans. The exercise price of the option grants was equal to the fair market value of the Company's Common Stock on the date of grant. The executive officers received a total of 734,270 options. The Committee based this determination on the need to provide incentives to the staff in connection with the Company's efforts to commercialize its technology.

    Compensation of the Chief Executive Officer is evaluated by the Compensation Committee based on the criteria outlined above for all other executive officers of the Company, including his contributions for the prior year, his success in managing and motivating the Company's employees, and the challenges to be faced in the year ahead, as well as the desire to offer a competitive salary. The Committee has set Mr. Dawson's total annual compensation, including salary and option grants, at a level they believe is competitive with that of other Chief Executive Officers at other companies in the same industry. In addition, Mr. Dawson's salary and option grants were set at a level the Committee believes will properly motivate and retain Mr. Dawson as the Chief Executive Officer of the Company.

    For fiscal 2000, the Committee determined that Mr. Dawson's base salary would continue to be commensurate with his responsibilities; he has been paid a salary of $280,000 per year since assuming the position of Chief Executive Officer of the Company on January 1, 1998. None of the executive officers were paid a bonus in fiscal 2000.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS FOR EXECUTIVE COMPENSATION.
Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year, which is subject to the deduction limit will exceed $1 million. However, the Committee has determined that stock awards granted under the Plans with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

                                  Carl E. Berg
                                 Alan F. Shugart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    During the fiscal year ended March 31, 2000, the Compensation Committee consisted of Messrs. Shugart and Berg.

    On July 27, 1998, the Company entered into an agreement with an institutional investor for the private placement of up to $15,000,000 of its convertible preferred stock. Concurrently with the preferred stock financing, Baccarat Electronics, Inc. ("BACCARAT ELECTRONICS"), an affiliate of Carl Berg, a director of the Company, loaned the Company $2.5 million and agreed to loan the Company up to an additional $7.5 million (the "BACCARAT LOAN"). The Baccarat Loan accrues interest on unpaid principal at the rate of 9% per annum, or at the maximum rate permissible by law, whichever is less. As of March 31, 2000, the Company had drawn down $9.95 million of the loan availability and had issued Baccarat Electronics warrants to purchase 594,031 shares of common stock. On November 27, 2000, the Baccarat Loan amount was extended to $15,000,000. As of December 31, 2000, an amount of $14.95 million was outstanding under the Baccarat Loan, plus accrued interest of $1.65 million.

    On January 1, 1998, the Company granted options to Mr. Dawson, the Company's Chairman of the Board, Chief Executive Officer and President, to purchase 39,506 shares pursuant to the Company's 1990 Stock Option Plan (the "1990 PLAN"). Also, an option to purchase 660,494 shares was granted pursuant to the Company's 1990 Plan and an option to purchase 300,000 shares was granted outside of any equity plan of the Company, neither of which were incentive stock options (the "NONSTATUTORY OPTIONS"). The exercise price of all three options is $5.0625 per share, the fair market value on the date of the grant. The Compensation Committee of the Company approved the early exercise of the Nonstatutory Options on March 5, 1998. The options permitted exercise by cash, shares, full recourse notes or non-recourse notes secured by independent collateral. The Nonstatutory Options were exercised on March 5, 1998 with non-recourse promissory notes in the amounts of $3,343,750.88 ("DAWSON NOTE ONE") and $1,518,750 ("DAWSON NOTE TWO") (collectively, the "DAWSON NOTES") secured by the shares acquired upon exercise plus 842,650 shares previously held by Mr. Dawson. Since the issuance date of the Notes (March 5, 1998), the largest aggregate amounts of indebtedness outstanding at any time under Dawson Note 1 and Dawson Note 2 (up to the filing date of the Company's Form 10-K) were $3,769,192 and $1,711,988, respectively. As of December 31, 2000, amounts of $3,880,177 and $1,762,398 were outstanding under Dawson Note 1 and Dawson Note 2, respectively, and under each of the Notes, interest from the Issuance Date accrues on unpaid principal at the rate of 5.69% per annum, or at the maximum rate permissible by law, whichever is less. Purchased shares for which the underlying options have not vested are subject to repurchase by the Company. As of December 31, 2000, all of the shares in the underlying options had vested.

    Effective February 24, 2001, the Company and Carl Berg, a director, entered into a loan agreement pursuant to which Mr. Berg agreed to provide the Company with a line of credit in the maximum amount of $20 million (the "BORROWING AVAILABILITY"). From the effective date until the earlier to occur of January 31, 2006, the payoff of the Security, or the date the loan agreement is terminated due to a default by the Company, Mr. Berg agreed to make available advances in an aggregate outstanding amount not to exceed the Borrowing Availability. Each advance will bear interest at the rate of 8% per annum until the advance is repaid in full and will be secured by such assets of the Company as the parties to the loan agreement mutually agree (the "SECURITY"). The security will have a value at the time of the advance equal to or greater than the amount of the particular advance. Each advance, including all accrued and unpaid interest thereon, is due and payable no later than the earlier of January 31, 2006, or the date the Security for that particular advance is paid off or disposed of in full. Any portion of an advance that is repaid will be available for further advances under the loan agreement.

    The February loan agreement replaced a binding letter of intent between the Company and Mr. Berg (the "PURCHASER") dated June 22, 2000 (the "BINDING LETTER OF INTENT"), for the purchase of up to $12,500,000 of shares of common stock of the Company (the "SHARES"). Under the Binding Letter of Intent, the Company agreed to sell and Purchaser agreed to purchase the Shares in one or more transactions, each one of which would have involved no less than $500,000 in proceeds. Purchaser's commitment to purchase the Shares expired, to the extent not utilized by the Company, on March 31, 2001. Under the terms of the Binding Letter of Intent, the Company also agreed to issue to the Purchaser certain three (3) year warrants (the "WARRANTS") to purchase up to 20% of the Shares purchased by the Purchaser pursuant to the Binding Letter of Intent. The Warrants had an exercise price of 125% of the daily prices during the applicable pricing period.

AUDIT COMMITTEE REPORT (1)

    The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements. It recommends the independent public accountants to the Board and receives and considers the accountants' comments concerning controls, the adequacy of the Company's staff and management performance and procedures in connection with audit and financial controls. The Audit Committee met one time during the 2000 fiscal year. It currently is composed of Messrs. Berg, Roberts, and Shugart. All of the members of the Audit Committee are independent (as the term "independent director" is defined in Rule 4200 (a)(14) of the National Association of Securities Dealers' Marketplace Rules). A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

    In fulfilling its responsibilities for the financial statements for fiscal year 2000, the Audit Committee will:

    - Review and discuss the audited financial statements for the fiscal year ended March 31, 2000, with management and Deloitte and Touche LLP ("Deloitte"), the Company's independent accountants;

    - Discuss with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

    - Receive written disclosures and the letter from Deloitte regarding its independence as required by Independence Standards Board Standard
       No. 1. The Audit Committee will discuss with Deloitte their independence.

    The Board of Directors has selected Deloitte as the Company's independent accountants for the fiscal year ending March 31, 2001, and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Deloitte audited the Company's financial statements at March 31, 2000 and for the fiscal year then ended. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    On June 8, 2000, PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), the Company's former independent accountants, resigned after PricewaterhouseCoopers determined that they did not meet the requirements for independence in order to audit the Company's consolidated financial statements at March 31, 2000 and for the year then ended. It came to the attention of PricewaterhouseCoopers that the extent of bookkeeping and payroll services provided by an overseas office of PricewaterhouseCoopers exceeded the amount of such services allowed under the SEC independence policies. The decision to change accountants was not recommended by either the Board of Directors or the Audit Committee of the Company. The Board of Directors has acknowledged the resignation of PricewaterhouseCoopers.


-----------------------
(1) The material in this report is not "soliciting material," is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended whether made before the date hereof and irrespective of any general incorporation in any such filing.

    In connection with the Company's audits for the two most recent fiscal years and through June 8, 2000, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference thereto in their report on the financial statements for such years. The reports of PricewaterhouseCoopers on the Company's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that their reports for the past two fiscal years included an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

    On June 12, 2000, the Company engaged Deloitte as its new independent accountants to audit the Company's consolidated financial statements at March 31, 2000 and for the year then ended. During the two most recent fiscal years and the subsequent interim period prior to the engagement of Deloitte, Deloitte has not been engaged as either the principal accountant of the Company to audit its financial statements or of any significant subsidiary, nor has the Company consulted with Deloitte regarding any of the matters listed in Regulation S-K Items 304(a)(2)(i) or (ii).

AUDIT FEES

    The aggregate fees billed by Deloitte, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10Q for that fiscal year were $69,500.00. The aggregate fees billed by PricewaterhouseCoopers for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended March 31, 2000, and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10Q for that fiscal year were $55,999.00.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    There have been no aggregate fees billed by either PricewaterhouseCoopers or Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended March 31, 2000.

ALL OTHER FEES

    The aggregate feels billed by Deloitte for services rendered to the Company other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended March 31, 2000, were $3,950.00. The aggregate feels billed by PricewaterhouseCoopers for services rendered to the Company other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended March 31, 2000, were $91,913.62.

    The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

    Based on the Audit Committee's review of the audited financial statements and discussions with management, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, for filing with the SEC.

                                                Carl E. Berg
                                                Alan F.  Shugart
                                                Bert C. Roberts, Jr.

    PERFORMANCE MEASUREMENT COMPARISON

    The following chart shows total stockholder return for the periods indicated for each of (i) the Company's common stock, (ii) the NASDAQ Stock Market Index, and (iii) the Chase Hambrecht & Quist Growth Index, a subset of the Hambrecht & Quist Technology Index. All values assume reinvestment of the full amount of all dividends and are calculated as of March 31 of each year.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
      AMONG VALENCE TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                  AND THE CHASE HAMBRECHT & QUIST GROWTH INDEX



[GRAPHIC OMITTED]




                                                         CUMULATIVE TOTAL RETURN
                                      ------------------------------------------------------------
                                       3/95      3/96       3/97      3/98       3/99       3/00
                                       ----      ----       ----      ----       ----       ----
Valence Technology, Inc.              100.00    255.56     400.00    292.59     407.41    1,396.33
NASDAQ Stock Market (U.S.)            100.00    135.54     154.15    228.44     303.22      572.94
Chase H & Q Growth                    100.00    153.50     129.97    190.21     281.57      741.04


CERTAIN TRANSACTIONS

    See "Compensation Committee Interlocks and Insider Participation" for a description of certain transactions between the Company and Mr. Berg, and between the Company and Mr. Dawson.

    See "Employment Agreement" for a description of certain transactions between the Company and Mr. Dawson.

OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                            By Order of the Board of Directors


                                            /S/ JAY L. KING
                                            ----------------------------------
                                            Jay L. King
                                            ASSISTANT SECRETARY

March 5, 2001

     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2000, is available without charge upon written request to: Corporate Secretary, Valence Technology, Inc., 301 Conestoga Way, Henderson, Nevada 89015.

                                   APPENDIX A

                            VALENCE TECHNOLOGY, INC.
                             AUDIT COMMITTEE CHARTER



This charter (the "CHARTER") governs the operations of the audit committee (the "AUDIT COMMITTEE") of the Board of Directors (the "BOARD") of Valence Technology, Inc. (the "COMPANY"). The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, and (3) the independence and performance of the Company's internal and external auditors.

The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq National Market. The members of the Audit Committee shall be appointed by the Board. [The Audit Committee shall meet [4] times annually, or more frequently as circumstances dictate.]

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.


The Audit Committee shall make regular reports to the Board.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgements made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to release of quarterly earnings.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.   Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

10. Evaluate together with the Board, the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit. Obtain assurance from the auditors that we are complying with all regulations and procedures.

14. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's code of conduct (THE "CODE OF CONDUCT").

15. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

     a) any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information;

     b)   any changes required in the planned scope of the internal audit; and

     c)   the internal audit department responsibilities, budget and staffing.

16. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

17. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct. 18. Review with the Company's general counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

19. Meet at least annually with the chief financial officer, the senior internal audit executive and the independent auditor in separate executive sessions.

20. Maintain free and open communication between the Audit Committee, the independent auditor, the internal auditors and the management of the Company.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Rather, this is the responsibility of [management?] and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.